EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES EXERCISE OF OPTION TO CONSTRUCT ADDITIONAL JACK-UP DRILLING UNIT

Houston, Texas
January 19, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based international drilling contractor (NYSE: ATW), announced today that on January 14, 2011, Atwood Oceanics Pacific Limited (“AOPL”), a wholly-owned subsidiary of Atwood Oceanics, Inc. (the “Company”), exercised the first of three option agreements and executed a turnkey construction agreement to construct a third Pacific Class 400 jack-up drilling unit with PPL Shipyard PTE LTD (“PPL”). As with the jack-up drilling units disclosed in our October 5, 2010 Form 8-K filing, this rig will have a rated water depth of 400 feet, accommodations for 150 personnel and significant offline handling features.  The total cost, including project management, drilling and handling tools, spares and capitalized interest, will be approximately $190 million and is scheduled for delivery on June 30, 2013.  Financing for the construction of this rig is expected to be provided from a combination of ongoing cash flows of AOPL and debt, as necessary, from AOPL’s current senior credit facilities.  The Company will consider whether any additional debt may be necessary in connection with fleet expansion.

Upon delivery, this rig will become the fourteenth mobile offshore drilling unit owned by the Company group.  AOPL and PPL have remaining option agreements for up to two (2) additional Pacific Class 400 jack-up drilling units which require AOPL commitment by June 30, 2011 and December 31, 2011, respectively.  No determination has been made at this time whether any of the two (2) remaining options will be exercised.

Rob Saltiel, Atwood President and CEO, commented, “Our decision to exercise this option reflects continued confidence in the Pacific Class 400 rig design and our satisfaction thus far with the construction progress of our first two rigs at the PPL shipyard.  In addition, we believe that by committing early in the build cycle, Atwood has procured these three high-specification jack-ups at an attractive price.”

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

Contact: Mark L. Mey
(281) 749-7902